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                                                                  Exhibit 99.8

NETWORK ASSOCIATES ANNOUNCES PLANS TO ACQUIRE
PUBLICLY HELD SHARES OF MCAFEE.COM

SANTA CLARA, Calif., July 1/PRNewswire-FirstCall/ -- Network Associates, Inc. (NYSE: NET - News) today announced that it plans to commence an exchange offer for all outstanding publicly held shares of Class A common stock of McAfee.com (Nasdaq: MCAF - News). Network Associates currently owns approximately 75% of McAfee.com.

McAfee.com stockholders will be offered 0.78 of a share of Network Associates common stock in a tax-free exchange for each outstanding share of McAfee.com Class A common stock. In addition to having the same exchange ratio as that recommended by the special committee of the outside and independent McAfee.com directors in connection with Network Associates' previous exchange offer, the other terms of the exchange offer are expected to be the same, with limited modifications to the conditions of the offer. The previous exchange offer was withdrawn in April 2002 after the Company determined to restate certain prior financial statements. On June 28, 2002, Network Associates filed its restated financial statements. Operating results for 2001 and Q1 2002 were not impacted by the restatement.

"With the filing of our restatements behind us, we believe it is the right time to move forward with the recombination of McAfee.com into the Network Associates family of world-class anti-virus and security solutions," said George Samenuk, chairman and CEO of Network Associates.

Network Associates plans to file an exchange offer with the Securities and Exchange Commission on or about July 2, 2002, through which Network Associates would acquire all of the outstanding publicly held shares of McAfee.com Class A common stock. The offer will be conditioned on the tender of a sufficient number of McAfee.com Class A shares such that, after the offer is completed, Network Associates would own at least 90% of all outstanding shares of McAfee.com common stock as well as on certain other conditions. While the minimum condition may be waived, in no event will the offer be completed if less than a majority of the minority


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(McAfee.com stockholders other than Network Associates) tender their shares in the offer. If the minimum condition and the other conditions to the offer are met and the offer is completed, Network Associates will effect a "short-form" merger of McAfee.com with a Network Associates subsidiary. In the merger, each remaining McAfee.com Class A share will be exchanged (unless holders perfect appraisal rights under Delaware law) into the same portion of a share of Network Associates common stock is paid in the exchange offer.


Additional Information and Where to Find It

In connection with the proposed transaction, Network Associates will file an exchange offer prospectus and related materials with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THIS DOCUMENT AND RELATED MATERIALS WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the exchange offer prospectus (when available) and other documents filed by Network Associates with the Commission at the Commission's web site at http://www.sec.gov. Free copies of the exchange offer prospectus, once available, as well as Network Associates' related filings made with the Commission, may also be obtained from Network Associates by directing a request to Network Associates' Investor Relations Department at: 3965 Freedom Circle, Santa Clara, CA 95054.


About Network Associates

With headquarters in Santa Clara, Calif., Network Associates, Inc. is a leading supplier of network security and availability solutions. Network Associates is comprised of three product groups: McAfee Security, delivering world-class anti-virus and security products; Sniffer Technologies, a leader in network availability and system security; and Magic Solutions, a leader in innovative service management solutions. For more information, Network Associates can be reached at 972-308-9960 or on the Internet at http://www.networkassociates.com.


Safe Harbor Statement

The foregoing news release contains forward-looking statements. Forward-looking statements include those regarding Network Associates' exchange offer and the anticipated benefits of the recombination of Network Associates and McAfee.com. Actual events or results may vary materially from those contained in the forward-looking statements and the expected results may not occur. Network Associates may not commence or complete the exchange offer or merger described in this news release. Network Associates may not realized the expected benefits from the recombination with McAfee.com. Investors should read Network Associates' prospectus and tender offer statement, when these documents are available, describing the proposed exchange offer and merger and the documents incorporated therein for a more detailed discussion of the offer and merger and the associated risks and uncertainties. Network Associates is under no obligation and does not intend to update any of these forward-looking statements, even if experience or future changes make it clear that any proposed results experienced or implied therein will not be realized.